Patrick Industries, Inc. Completes Acquisition of Medallion Plastics, Inc.
and Announces Expansion of Existing Credit Facility

ELKHART, IN -- March 20, 2017 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Medallion Plastics, Inc. (“Medallion”) and has expanded the size and extended the maturity date of its existing credit facility.

Medallion, located in Elkhart, Indiana, is a designer, engineer and manufacturer of custom thermoformed products and components which include dash and trim panels and fender skirts for the RV market, and complete interior packages, bumper covers, hoods, and trims for the automotive, specialty transportation and other industrial markets. Medallion’s fiscal 2016 revenue was approximately $20 million. The total cash consideration paid for Medallion was approximately $10 million, and the Company expects the acquisition to be immediately accretive to net income per share.

“Medallion is recognized as a high quality designer and manufacturer of a wide array of innovative custom thermoformed plastic components and its flexible manufacturing process allows it to produce virtually any thermoformed component to meet its customers’ needs,” said Todd Cleveland, CEO of Patrick. “This acquisition represents a continued growth opportunity in combination with Patrick’s current thermoforming portfolio of companies and will allow us to capitalize on product synergies in adjacent markets.”
“Medallion’s high quality product lines, vast product engineering capabilities, technical expertise, and custom molds and tooling provide us with the opportunity to continue to drive our business model through expansion into other industrial markets, as well as further increase our RV content per unit,” said Andy Nemeth, President of Patrick. “Consistent with previous acquisitions, we will support Medallion with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”
Bob Toth, President of Medallion, said, “After more than 40 years in business, our exceptional team is excited to partner with the Patrick organization whose strong focus on customer service coupled with our technology and manufacturing processes in the markets we serve will help further grow the Medallion brand. Patrick is a natural fit for our operation as we are poised to achieve the next level in our strategic growth plan.”

The acquisition of Medallion included the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment, and was funded under the Company’s existing credit facility. Patrick will continue to operate the business on a stand-alone basis under the Medallion brand name in its four existing facilities.
Credit Facility Expansion
Separately, the Company entered into a third amendment to its credit agreement, dated March 17, 2017, to expand its credit facility to $450 million from $360 million. In addition, the maturity date for the credit facility was extended to March 17, 2022 from April 28, 2020.

“We are very appreciative of the continued support and confidence shown by our banking partners. The increase in our credit facility capacity, coupled with our recent equity offering, provides us with a strong financial foundation to continue to execute on our long-term strategic growth plan and capital allocation strategy and drive both organic and acquisition-related growth initiatives," stated Mr. Nemeth.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 16 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, electrical systems components, softwoods lumber, interior passage doors, RV painting, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com